Exhibit 99.1

Advance Auto Parts Appoints Seasoned Digital Marketing Executive to Its Board of Directors

RALEIGH, N.C. (September 1, 2021) – Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, today announced the appointment of Sherice R. Torres to its Board of Directors effective September 1, 2021. Ms. Torres currently serves as Vice President, Marketing at F2 - Facebook Financial, a division of Facebook, Inc.

Ms. Torres, 48, has nearly 25 years of executive management experience with top companies in marketing, brand management, strategic planning and social responsibility. She has served in her current role at F2 - Facebook Financial since November 2020, leading all aspects of global marketing across Facebook’s payments products. Ms. Torres previously served as Global Marketing Director for Google, Inc., as well as Global Inclusion Director for Google. Prior to 2014, Ms. Torres held a variety of leadership roles at Viacom (now ViacomCBS Inc.), across consumer products, strategic planning and digital. She began her career in the change management consulting practice of Deloitte Touche Tohmatsu Limited.

“I’m pleased to welcome Sherice to the Advance Auto Parts Board of Directors,” said Eugene I. Lee, Jr., Chair of the Board of Directors. “As we continue to execute on our long-term strategic initiatives, transforming our digital platforms and marketing strategy will continue to be key areas of focus for Advance. Sherice’s extensive marketing and digital expertise will be a tremendous asset to the Board and management team. In addition, her experience with and commitment to enhancing diversity, equity and inclusion will help advance our progress in this critical area of focus. I look forward to working with her as we continue to deliver meaningful progress toward Advance’s transformation agenda.”

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of July 17, 2021, Advance operated 4,748 stores and 215 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The company also serves 1,306 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

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Advance Auto Parts Contacts:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com